The transactions pursuant to the joint share transfer described in this press release involve securities of a Japanese company. The joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the joint share transfer, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

November 12, 2021

To Whom It May Concern:

Company name:	The Aomori Bank, Ltd.
Representative name:	Susumu Narita, President and Director
Stock code:	8342 (First section of the Tokyo Stock Exchange)
Contact:	Shin Kidachi, Executive Officer and General Manager of General Planning Division
(TEL +81(0)17－777－1111)

Company name:	The Michinoku Bank, Ltd.
Representative name:	Takayuki Fujisawa, President and Director
Stock code:	8350 (First section of the Tokyo Stock Exchange)
Contact:	Koichi Komura, Executive Officer and General Manager of Management Planning Division
(TEL +81(0)17－774－1111)

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Notice Regarding Execution of Definitive Agreement on Establishment of a Joint Holding Company (Share Transfer) between The Aomori Bank, Ltd. and The Michinoku Bank, Ltd.

The Aomori Bank, Ltd. (President: Susumu Narita; “Aomori Bank”) and The Michinoku Bank, Ltd. (President: Takayuki Fujisawa; “Michinoku Bank”; Aomori Bank and Michinoku Bank collectively, the “Banks”) give notice as follows of the resolutions at their respective board of directors meetings held today regarding the formation of Procrea Holdings, Inc. (the “Joint Holding Company”) that will become the wholly-owning parent company of the Banks by means of a share transfer (the “Share Transfer”) taking effect as of April 1, 2022 (the “Effective Date”) pursuant to the basic agreement on consideration of the business integration (the “Basic Agreement”) executed between the Banks on May 14, 2021, as well as an overview of the Joint Holding Company and the terms and conditions, etc. of the Share Transfer on the assumption that the Banks are able to obtain the approval at their general meetings of shareholders and approvals, etc. of the relevant authorities including approval in accordance with the Banking Act and the Act Concerning Special Measures of the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade for the Maintenance of Basic Services Associated with the Banking Business and General Passenger Vehicle Transportation Business Operators in Local Areas (the “Special Measures Act”), and as of today the Banks have executed a business integration agreement (the “Business Integration Agreement”) pursuant to such resolutions. The share transfer plan for the Share Transfer (the “Share Transfer Plan”) will be prepared in November 2021 (Please refer to “2.(1) Schedule of the Share Transfer” for details).

1.	Overview of Business Integration through the Share Transfer
(1)	Background to business integration

Aomori Bank and Michinoku Bank are both regional banks with their head offices located in Aomori Prefecture. They each use keywords such as “local” and “customers” in its corporate vision, and with their mission to create a vibrant regional community and happiness and development for customers, they make efforts to demonstrate a financial intermediation function. Also, by maintaining and providing a stable financial system, the Banks have contributed to the regional community and customers.

On the other hand, while the reduction in profit margins between lending and deposits and the decrease in earnings from securities management over a long period due to the low interest-rate environment continue, there are concerns that the decrease in population, declining birthrate, and aging population is certain to progress in Aomori Prefecture, with the impact on regional economies to increase. The business environment encompassing the Banks is therefore expected to become increasingly severe.

The Banks recognize that the role of the Banks will become increasingly important in order for regional communities to experience sustained development, such as through measures for uninterrupted financial support to regional business operators who have been impacted by the spread of the novel coronavirus and for transforming the social structure during and after the coronavirus era. Further, the Banks recognize the need to deal with diverse customer needs and enhance services by taking on challenges in new fields that surpass the boundaries of existing financial services, against a backdrop of developing digital technology and deregulation.

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On October 28, 2019, the Banks released the “Notice on Commencement of Consideration of Comprehensive Partnership” and pursued collaborations in a variety of fields, such as a tie-up of mutual free-of-charge ATM usage. While the Banks proceeded with the discussion on such collaborations, in light of a harsh business environment, they decided that the best option to achieve their mission as a regional financial institutions are to create a sound business foundation that can continue to provide the region with high quality, stable financial services and reinforce their financial intermediation function and financial services that exploit their respective strengths, and to discover and exploit new value in the region. As notified in the press release “Notice Regarding Basic Agreement on Business Integration between The Aomori Bank, Ltd. and The Michinoku Bank, Ltd.” issued on May 14, 2021, pursuant to the Basic Agreement, the Banks have proceeded with discussions and consideration of business integration with establishment of the Joint Holding Company through the Share Transfer targeted for April 1, 2022 and merger of the Banks under the Joint Holding Company targeted for two years after the Effective date as the basic policy, and today the Banks reached a final agreement on conducting the business integration based on mutual trust and an equal footing.

The Banks plan to newly list the shares of the newly established Joint Holding Company on the Tokyo Stock Exchange (the “TSE”). The shares are planned to be listed on the First Section of the TSE on April 1, 2022, but will aim to be changed to the Prime Market when the TSE switches to new market categorization on April 4, 2022. The Banks will also become wholly owned subsidiaries of the Joint Holding Company through the Share Transfer, and it is therefore expected that their shares will respectively be delisted from the First Section of the TSE on March 30, 2022, prior to the Effective Date of the Share Transfer. The final decision on the listing of the Joint Holding Company and the delisting of the Banks will be made in accordance with the rules of the TSE.

(2)	Purpose and business principles of the new group
(i)	Purpose

By expanding business fields that exploit an enhanced financial intermediation function and regional advantages through the combination of know-how, information, and networks of the Banks’ group, common value will be created for the region and customers, and attempts will be made to create a sound business foundation through rationalization and improved efficiency of operations. With that, the Banks will achieve sustained growth with the region by maintaining and improving the stability of financial systems and the provision of financial services, further developing local industry, and improving the livelihood of local residents.

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(ii)	Business principles

The following have been set as the business principles of the new group centering on the Joint Holding Company.

<Business principles>

•	Creating the Future of the Region
•	Continuing to Walk Side by Side with Customers
•	Giving Shape to the Ideas of Each and Every Person

<Commitments embedded in the principles>

•	We will create a bright and enriching future by ensuring that we maintain our soundness as a company, and actively taking on the challenge of tackling regional issues and bringing out the region’s potential.
•	We will live up to customers’ trust in us and continue to walk side by side with them to achieve growth and development, by improving our expertise and pursuing services that exceed expectations.
•	We will build an organization full of confidence and pride where the work is worthwhile, and give shape to each and every person’s ideas, by valuing autonomy and transforming diverse individuality into our strength.

(3)	Expected synergies from business integration

The Banks are considering specific measures to realize the following synergies in order to promptly achieve the purpose of the business integration.

(i)	Reinforcement of financial intermediation function and financial services

The Banks will develop support consulting that takes into consideration and resolves customer needs and issues, and provide advanced expert solutions suitable for customers’ life stage, by combining the information and networks of the Banks and utilizing group companies.

(ii)	Expansion of business fields

The Banks will leverage regional advantages and potential, such as combining their human resources, information, and know-how with regional resources and undertaking initiatives to develop their local trading company function, and endeavor to expand into new business fields that solve regional issues.

(iii)	Rationalization and efficiency of business

By taking steps to advance rationalization and efficiency of business, such as common use of systems and administration, streamlining of head office organizations and optimization of channel networks and subsidiaries, the Banks will create a sound business foundation that can continue to provide financial services and contribute to regional communities and will invest and redistribute the business resources they have created into growth fields.

After the merger, the Banks will use the “Regional Bank Integrated Service Center” (service provider: NTT DATA Corporation) that is used by the Aomori Bank for their accounting systems, and will move forward with putting in place the systems to facilitate stable system migration and maximizing synergies.

※	Please refer to the attachment “Definitive Agreement on Business Integration” together with this press release.

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2.	Outline of the Share Transfer
(1)	Schedule of the Share Transfer
Friday, November 12, 2021 (today)	Resolutions of the boards of directors regarding the execution of the Business Integration Agreement, and the execution of the Business Integration Agreement (both of the Banks).
Friday, November 12, 2021 (today)

Announcement date of the record date for the extraordinary general meeting of shareholders (Aomori Bank).

Announcement date of the record date for the extraordinary general meeting of shareholders as well as the general meeting of class shareholders by common shareholders and the general meeting of class shareholders by class A preferred shareholders (Michinoku Bank).

Monday, November 29, 2021

Record date for the extraordinary general meeting of shareholders (Aomori Bank).

Record date for the extraordinary general meeting of shareholders as well as the general meeting of class shareholders by common shareholders and the general meeting of class shareholders by class A preferred shareholders (Michinoku Bank).

November 2021 (scheduled)	Resolutions of the boards of directors regarding the Share Transfer Plan and the preparation of the Share Transfer Plan (both of the Banks) (Note 1)
Wednesday, January 26, 2022 (scheduled)

Extraordinary general meeting of shareholders for approval of the share transfer plan (Aomori Bank).

Extraordinary general meeting of shareholders as well as the general meeting of class shareholders by common shareholders and the general meeting of class shareholders by class A preferred shareholders for approval of the share transfer plan (Michinoku Bank).

Wednesday, March 30, 2022 (scheduled)	TSE delisting date (both of the Banks)
Friday, April 1, 2022 (scheduled)	Establishment registration date for the Joint Holding Company (the Effective Date) and listing date for the Joint Holding Company.

(Note 1)       The Share Transfer Plan is scheduled to be prepared in November 2021 for the consideration of the directors at the time of the establishment of the Joint Holding Company. The names of directors at the time of the establishment of the Joint Holding Company other than the representative directors will be decided when the Share Transfer Plan is prepared, but there are no planned changes to the terms of the Share Transfer Plan from the contents stated in this press release. Please refer to “5.(6) Planned representatives and officers” below for the representative directors and other directors at the time of the establishment of the Joint Holding Company.

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(Note 2)      However, the schedule may change pursuant to discussions between the Banks when necessary for procedures for the Share Transfer or necessary for other reasons in the course of procedures going forward.

(2)	Method of the Share Transfer

The Banks will become wholly owned subsidiary companies resulting from a share transfer and the newly established Joint Holding Company will become the wholly owning parent company resulting from a share transfer.

(3)	Details of allotment in the Share Transfer (share transfer ratio)

Company name	Aomori Bank	Michinoku Bank
Share transfer ratio (Common stock)	1	0.46
Share transfer ratio (Class A stock)	―	0.46

(Note 1) Share allotment ratio

One share of common stock of the Joint Holding Company will be allotted and delivered for each share of common stock of Aomori Bank and 0.46 shares of common stock of the Joint Holding Company will be allotted and delivered for each share of common stock of Michinoku Bank. 0.46 shares of class 1 preferred stock of the Joint Holding Company will also be allotted and delivered for each share of class A preferred stock of Michinoku Bank. The number of shares constituting one unit of shares of the Joint Holding Company is planned to be 100 shares.

If as a result of the Share Transfer the number of shares of common stock to be delivered to the shareholders of the Banks is less than one whole share, such shareholder will be paid an amount corresponding to such fraction of a whole share, in accordance with the provisions of Article 234 of the Companies Act and other related laws and regulations.

The above share transfer ratio may be amended upon discussion by the Banks if there is an event that has a material adverse effect on the finances or management of Aomori Bank or Michinoku Bank, or the existence of such a fact is discovered, etc. during the period after the Business Integration Agreement is executed until the Effective Date of the Share Transfer.

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(Note 2) Number of new shares delivered by the Joint Holding Company

Shares of common stock: 28,659,974

The above number was calculated based on the total number of issued shares of Aomori Bank as of September 30, 2021 (20,512,161 shares) and the total number of issued shares of Michinoku Bank as of September 30, 2021 (18,135,395 shares); provided, however, that because the treasury shares respectively held by Aomori Bank and Michinoku Bank (however, excluding the treasury shares held as trust assets in the respective trust accounts of the Aomori Bank Board Benefit Trust and Michinoku Bank Board Incentive Plan; same hereinafter) are all scheduled to be cancelled no later than the time immediately preceding the time when the Joint Holding Company acquires all of the issued shares of the Banks (the “Record Time”), the treasury shares of Aomori Bank as of September 30, 2021 (129,472 shares) and the treasury shares of Michinoku Bank as of September 30, 2021 (141,297 shares) will not be subject to the delivery of new shares. If a shareholder of Aomori Bank or Michinoku Bank exercises its right to request purchase of shares, etc., there will be a change in the number of new shares delivered by the Joint Holding Company if there has been a change in the number of treasury shares of the Banks as of September 30, 2021 by the Record Time.

Shares of class 1 preferred stock: 1,840,000 shares

The above number was calculated based on the total number of issued shares of class A Preferred stock of Michinoku Bank as of September 30, 2021 (4,000,000 shares).

(Note 3) Handling of shares less than one unit

Shareholders of the Banks who receive allotment of common stock of the Joint Holding Company constituting less than one unit (100 shares of stock) (“Shares Less than One Unit”) will not be able to sell the Shares Less than One Unit that they hold on the TSE or other financial instruments exchanges. Shareholders who come to hold such Shares Less than One Unit can request the Joint Holding Company to purchase Shares Less than One Unit that they hold, pursuant to Article 192(1) of the Companies Act. Pursuant to Article 194(1) of the Companies Act and the provisions of the articles of incorporation of the Joint Holding Company, they can also request the Joint Holding Company to sell them shares in a number as to constitute one unit when combined with the Shares Less than One Unit that they hold.

(4)	Handling of share options and bonds with share options in connection with the Share Transfer

The Banks have not issued share options or bonds with share options.

3.	Basis of Calculation, etc. of the Details of the Allotment Regarding the Share Transfer
(1)	Basis and reasons for details of allotment

As stated above in “1. Overview of Business Integration by the Share Transfer,” pursuant to the Basic Agreement on consideration of the business integration agreed between the Banks as of May 14, 2021, the Banks established an Integration Planning Committee and moved forward with discussion and examination in order to establish the Joint Holding Company by means of a joint share transfer and carry out business integration targeted for April 1, 2022.

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As stated below in “(4) Measures to ensure fairness,” in order to ensure the fairness of consideration for the Share Transfer and fairness of other terms of the Share Transfer, Aomori Bank respectively appointed Daiwa Securities Co., Ltd. (“Daiwa Securities”) as it’s third-party calculation agent and Nagashima Ohno & Tsunematsu as its legal advisor and began examination of the Share Transfer. As a result of careful discussion and consideration, referring to the share transfer ratio valuation report received from its third-party calculation agent, Daiwa Securities, on November 11, 2021 and advice from its legal advisor Nagashima Ohno & Tsunematsu, and based on the results of due diligence on Michinoku Bank conducted by Aomori Bank, etc., Aomori Bank concluded that it is reasonable to carry out the Share Transfer using the share transfer ratio stated above in “2.(3) Details of allotment in the Share Transfer (share transfer ratio).”

On the other hand, as stated below in “(4) Measures to ensure fairness,” in order to ensure the fairness of consideration for the Share Transfer and fairness of other terms of the Share Transfer, Michinoku Bank respectively appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”) as it’s third-party calculation agent and Mori Hamada & Matsumoto as its legal advisor and began examination of the Share Transfer. As a result of careful discussion and consideration, referring to the share transfer ratio valuation report received from its third-party calculation agent, Mizuho Securities, on November 11, 2021 and advice from Mori Hamada & Matsumoto, and based on the results of due diligence on Aomori Bank conducted by Michinoku Bank, etc., Michinoku Bank concluded that it is reasonable to carry out the Share Transfer using the share transfer ratio stated above in “2.(3) Details of allotment in the Share Transfer (share transfer ratio).” With respect to class A preferred stock issued by Michinoku Bank, because there is no market value like for Michinoku Bank’s common stock, taking into consideration the share transfer ratio for common stock, the Banks decided that 0.46 shares of class 1 preferred stock of the Joint Holding Company will be allotted and delivered for each share of class A preferred stock, and on that basis, determines that the details of the class 1 preferred stock newly issued, allotted, and delivered by the Joint Holding Company would be such that the economic value of one share of class A preferred stock, and the economic value of 0.46 shares of preferred stock newly issued by the Joint Holding Company would be substantially equal, in accordance with the provisions of the class A preferred stock issuing guidelines.

As a result of repeated careful negotiations and discussions between the Banks regarding the share transfer ratio referring to the results of calculations and analysis by the third-party calculation agents and advice from their legal advisors, based on the results of due diligence, etc., which the Banks respectively conducted on the other party, comprehensively taking into account factors including the Banks’ finances, assets, and future prospects, the Banks ultimately came to the conclusion that the share transfer ratio stated above in “2.(3) Details of allotment in the Share Transfer (share transfer ratio)” is reasonable, and set the share transfer ratio in the Share Transfer at the meetings of the board of directors of the Banks held today and reached an agreement.

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(2)	Matters regarding calculation
(i)	Names of calculation agents and their relationship with the Banks

Aomori Bank’s financial advisor (third-party calculation agent), Daiwa Securities, is a calculation agent that is independent from Aomori Bank and Michinoku Bank, does not fall under the definition of an affiliated party of Aomori Bank or Michinoku Bank, and does not have a material interest regarding the Share Transfer that must be stated. Michinoku Bank’s financial advisor (third-party calculation agent), Mizuho Securities, is also a calculation agent independent from Aomori Bank and Michinoku Bank, does not fall under the definition of an affiliated party of Aomori Bank or Michinoku Bank, and although Mizuho Bank, Ltd. (“Mizuho Bank”), which is a Mizuho Group company, is a shareholder of Aomori Bank and Michinoku Bank, it does not have a material interest in terms of a conflict of interest with Aomori Bank or Michinoku Bank in relation to the Share Transfer. As confirmed by Michinoku Bank, according to Mizuho Securities, Mizuho Securities and Mizuho Bank have established and implemented appropriate ethical walls between them in accordance with the applicable laws and regulations, Article 36(2) of the Financial Instruments and Exchange Act (Act No. 25 of 1948, as amended) and Article 70-4 of the Cabinet Office Order on Financial Instruments Business, and Mizuho Securities has conducted calculation of the share transfer ratio to be used in the Share Transfer from a position independent from Mizuho Bank’s status as a shareholder. Based on facts such as that appropriate preventive measures against adverse effects have been put in place between Mizuho Securities and Mizuho Bank, the independence of Mizuho Securities as a third-party calculation agent has been ensured because Michinoku Bank and Mizuho Securities conduct transactions with similar transaction terms and conditions as general business partners, and Mizuho Securities has a track record as a third-party calculation agent in similar deals in the past, Michinoku Bank appointed Mizuho Securities as a third-party calculation agent independent from Aomori Bank and Michinoku Bank.

(ii)	Overview of calculations

In order to achieve fairness in the calculation of the share transfer ratio to be used for the Share Transfer, Aomori Bank appointed Daiwa Securities as third-party calculation agent, and Michinoku Bank appointed Mizuho Securities as third-party calculation agent, to calculate and analyze the share transfer ratio.

Daiwa Securities calculated the share transfer ratio using a market value analysis because the Banks are listed on the First Section of the TSE and there is a market share value and using a dividend discount model analysis (“DDM Analysis”) which is widely used in valuations of financial institutions utilizing a share value analysis conducted by discounting the current value with the profits attributable to shareholders after taking into account necessary internal reserves, etc. necessary to maintain a certain capital structure as the cost of capital in order to reflect the valuation of future business activities. The results of calculations using each methodology are as stated below. The calculation ranges of the following share transfer ratios state the number of shares of common stock of the Joint Holding Company allotted for each share of common stock of Michinoku Bank in the event that one share of common stock of the Joint Holding Company is allotted for each share of common stock of Aomori Bank.

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	Analysis	Share Transfer Ratio Calculation Range
1	Market value analysis	0.42 ～ 0.45
2	DDM Analysis	0.45 ～ 0.59

The market value analysis used November 11, 2021 when the share transfer ratio valuation report was prepared (the “Record Date”) as its basis, and calculations were carried out based on the closing share price on the record date and the average closing share prices for the one week period, one month period, three month period, and six month period until the record date.

When calculating the share transfer ratio, Daiwa Securities in principle used materials and information provided by the Banks and information, etc. generally disclosed to the public as-is, assumed that all materials and information, etc. used for analysis and examination are all accurate and complete, and did not independently verify the accuracy and completeness thereof, nor does it bear an obligation to do so. Daiwa Securities has not independently evaluated, appraised, or assessed all of the assets or liabilities (including, without limitation, financial derivative products, off-the-book assets and liabilities, and any other contingent liabilities) of the Banks and their related companies (meaning “related company” as defined in Article 8(8) of the Ordinance on Terminology, Forms, and Preparation Methods of Financial Statements; same hereinafter), including analysis and evaluation of individual assets and liabilities, nor has it retained a third-party agent to conduct evaluation, appraisal, or assessment. Daiwa Securities has assumed that the respective business reports, financial forecasts and other forward-looking information provided by the Banks were prepared by the respective management of the Banks in accordance with reasonable and appropriate procedures based on the best forecasts and judgment available at the time, and with the consent of Aomori Bank has relied on the business plans, financial forecasts and other forward looking information of Aomori Bank and Michinoku Bank without independently verifying the accuracy, reasonableness, or feasibility thereof. The future financial projections of the Banks that form the basis of calculations do not anticipate a major increase or decrease in revenue. Daiwa Securities’ calculations assume the financial, economic, market, and other conditions as of November 11, 2021.

Mizuho Securities calculated the share transfer ratio using a market value analysis because the Banks are listed on the First Section of the TSE and there is a market share value, using a comparable company analysis because there are multiple similar listed companies comparable to both of the Banks making it possible to infer the share value by comparing similar companies, and using a dividend discount model analysis (“DDM Analysis”) which is widely used in valuations of financial institutions utilizing a share value analysis conducted by discounting the current value with the cash flows attributable to shareholders after taking into account necessary internal reserves, etc. necessary to maintain a certain capital structure as the cost of capital in order to reflect the valuation of future business activities. The results of calculations using each methodology are as stated below. The calculation ranges of the following share transfer ratios state the number of shares of common stock of the Joint Holding Company allotted for each share of common stock of Michinoku Bank in the event that one share of common stock of the Joint Holding Company is allotted for each share of common stock of Aomori Bank.

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	Analysis	Share Transfer Ratio Calculation Range
1	Market value analysis	0.42 ～ 0.45
2	Comparable company analysis	0.44 ～ 1.02
3	DDM Analysis	0.34 ～ 0.97

The market value analysis used November 11, 2021 as the record date when the share transfer ratio valuation report was prepared as its basis, and calculations were carried out based on the closing share price on the record date and the average closing share prices for the one month period, three month period, and the six month period until the record date.

When calculating the share transfer ratio, Mizuho Securities used information provided by the Banks and publicly disclosed information, assumed that such materials and information, etc. are all accurate and complete, and did not independently verify the accuracy and completeness thereof. Mizuho Securities has not independently evaluated, appraised, or assessed the assets or liabilities (including contingent liabilities) of the Banks or their related companies, including analysis and evaluation of individual assets and liabilities, and has not retained a third-party agent to do so. Mizuho Securities’ calculation of the share transfer ratio reflects information and economic conditions until November 11, 2021, and the financial forecasts (including profit plans and other information) of the Banks are assumed to have been reasonably prepared by the management of the Banks based on the best forecasts and judgment available at the time. The future profit plans of the Banks which were used by Mizuho Securities as the basis of its calculations in the DDM Analysis do not foresee any large increase or decrease in revenue.

(3)	Handling regarding listing application for the Joint Holding Company

The Banks plan to apply for the newly established Joint Holding Company to be newly listed on the TSE. Listing on the First Section of the TSE is planned for April 1, 2022, but when the scheduled change of the TSE’s market classification takes place on April 4, 2022, we will aim to change the market listing to the Prime Market.

Because the Banks will become wholly owned subsidiaries of the Joint Holding Company due to the Share Transfer, we plan to delist them from the TSE on March 30, 2022, prior to the listing of the Joint Holding Company.

The listing date of the Joint Holding Company and the delisting date of the Banks will be determined in accordance with the TSE’s rules.

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(4)	Measures to ensure fairness

Aomori Bank has taken the following measures to ensure the fairness of the Share Transfer.

(i)	Acquisition of a share transfer ratio valuation report, etc. from an independent third-party calculation agent

As stated above in “3.(1) Basis and reasons for details of allotment, in order to ensure the fairness of the Share Transfer,” Aomori Bank appointed Daiwa Securities as a third-party calculation agent, and obtained a share transfer ratio valuation report to form the basis of agreement on the share transfer ratio used in the Share Transfer. Aomori Bank carried out negotiations and discussions with Michinoku Bank while referring to the analysis and advice of Daiwa Securities, its third-party calculation agent, and resolved at its meeting of the board of directors held today to carry out the Share Transfer using the share transfer ratio stated above in “2.(3) Details of allotment in the Share Transfer (share transfer ratio).”

Aomori Bank also obtained from Daiwa Securities a written opinion (a fairness opinion) dated November 11, 2021 to the effect that the share transfer ratio in the Share Transfer is reasonable for Aomori Bank’s shareholders, from a financial perspective. Please see Exhibit 1 with respect to the important assumptions etc. regarding Daiwa Securities’ fairness opinion.

(ii)	Advice from an independent law firm

In order to ensure the fairness and appropriateness of the decision making of the board of directors, Aomori Bank received legal advice from Nagashima Ohno & Tsunematsu, a legal advisor independent from the Banks, regarding Aomori Bank’s decision-making methods, process, and other procedures for the Share Transfer.

On the other hand, Michinoku Bank has taken the following measures to ensure the fairness of the Share Transfer.

(i)	Acquisition of a share transfer ratio valuation report, etc. from an independent third-party calculation agent

As stated above in “3.(1) Basis and reasons for details of allotment, in order to ensure the fairness of the Share Transfer,” Michinoku Bank appointed Mizuho Securities as a third-party calculation agent, and Mizuho Securities carried out financial analysis and calculation of the share transfer ratio in the Share Transfer to be used in negotiation and discussion of the share transfer ratio. Michinoku Bank carried out negotiations and discussions with Aomori Bank while referring to the analysis and advice of Mizuho Securities, its third-party calculation agent, and resolved at its meeting of the board of directors held today to carry out the Share Transfer using the share transfer ratio stated above in “2.(3) Details of allotment in the Share Transfer (share transfer ratio).”

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Michinoku Bank also obtained from Mizuho Securities a written opinion (a fairness opinion) dated November 11, 2021 to the effect that the share transfer ratio in the Share Transfer is reasonable for Michinoku Bank’s shareholders, from a financial perspective. Please see Exhibit 2 with respect to the assumptions and disclaimers regarding Mizuho Securities’ analysis of the share transfer ratio and written opinion.

(ii)	Advice from an independent law firm

In order to ensure the fairness and appropriateness of the decision-making of the board of directors, Michinoku Bank received legal advice from Mori Hamada & Matsumoto, a legal advisor independent from the Banks, regarding Michinoku Bank’s decision-making methods, process, and other procedures for the Share Transfer.

(5)	Measures to avoid conflicts of interest

No special measures have been put in place because there is no particular conflict of interest between Aomori Bank and Michinoku Bank in the Share Transfer.

4.	Overview of the Companies Party to the Share Transfer
(1)	Overview of companies (as of September 30, 2021)
Name	The Aomori Bank, Ltd.		The Michinoku Bank, Ltd.
Location	9-30 Hashimoto 1-chome, Aomori-shi, Aomori		3-1 Katta 1-chome, Aomori-shi, Aomori
Representative	Susumu Narita, President and Director		Takayuki Fujisawa, President and Director
Business	Banking		Banking
Capital	¥19.5 billion		¥36.9 billion
Established	October 1, 1943		October 27, 1921
Number of issued shares	Common stock: 20,512,161 shares		Common stock: 18,135,395 shares Class A preferred stock: 4,000,000 share s
Fiscal year	Year ending March 31		Year ending March 31
Number of employees	1,230		1,299
Branches (including branch offices)	88		94
Major shareholders and shareholding ratios (As of September 31, 2021)	Master Trust Bank of Japan, Ltd. (Trust Account)	8.40%	The Resolution and Collection Corporation	18.18%
(Excluding treasury shares)	Custody Bank of Japan, Ltd. (Trust Account 4)	4.27%	The Master Trust Bank of Japan (Trust Account)	6.94%
	Custody Bank of Japan, Ltd. (Trust Account)	4.03%	Custody Bank of Japan, Ltd. (Trust Account 4)	5.61%
	Nippon Life Insurance Company	2.34%	Custody Bank of Japan, Ltd. (Trust Account)	4.35%
	Meiji Yasuda Life Insurance Company	2.33%	Michinoku Bank Employee Stock Ownership Plan	1.93%
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Relationship Between the Parties
Capital relationship	Aomori Bank holds 600 shares of common stock of Michinoku Bank. Michinoku Bank’s subsidiary, Michinoku Lease, Ltd., also holds 400 shares of common stock of Aomori Bank.
Personnel relationship	Not applicable.
Transactional relationship	In addition to ordinary inter-bank transactions, the banks also collaborate with other banks to streamline services, such as by improving customer convenience through reciprocal ATM fee abolishment and joint operation of courier deliveries, as well as examining comprehensive collaborations to further improve customer services, contribute to the region, and increase business productivity.
Affiliated party status	Not applicable.

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(2)	Financial results and financial position for the last three years

(Unit: millions of yen)

	The Aomori Bank, Ltd.			The Michinoku Bank, Ltd.
Fiscal year	Year ended March 31, 2019	Year ended March 31, 2020	Year ended March 31, 2021	Year ended March 31, 2019	Year ended March 31, 2020	Year ended March 31, 2021
Consolidated net assets	120,125	109,088	118,932	89,171	81,606	88,717
Consolidated total assets	3,043,392	3,185,755	3,681,441	2,115,746	2,169,533	2,360,494
Consolidated net assets per share (yen)	5,927.63	5,376.71	5,861.28	3,896.49	3,459.62	3,853.72
Ordinary income	42,984	43,003	41,350	42,111	37,646	41,877
Ordinary profit	4,959	2,324	3,665	1,523	(3,209)	2,217
Profit attributable to owners of parent	3,218	1,470	2,251	670	(4,596)	1,942
Earnings per share (yen)	158.53	72.48	110.98	25.79	(273.36)	97.67
Dividends per share (yen)	Common stock 60.00	Common stock 55.00	Common stock 50.00	Common stock 40.00 Class A preferred stock 54.30	Common stock 20.00 Class A preferred stock 54.30	Common stock 20.00 Class A preferred stock 54.80
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5.	Overview of Company to be Newly Established by the Share Transfer (Joint Holding Company)
(1)	Trade name	Procrea Holdings, Inc.
(2)	Business

The purpose of the Joint Holding Company will be to engage in the following businesses as a bank holding company:

(1)       Operation and management of banks and companies that can be subsidiaries under the Banking Act;

(2)       Any and all business ancillary to or associated with the business stated in Item (1); and

(3)       In addition to the businesses stated in Items (1) and (2), businesses that bank holding companies may engage in pursuant to the Banking Act.

(3)	Location of head office	3-1 Katta 1-chome, Aomori-shi, Aomori
(4)	Location of main head office functions	9-30 Hashimoto 1-chome, Aomori-shi, Aomori
(5)	Corporate organs structure	Company with audit and supervisory committee
(6)	Planned representatives and officers

With respect to directors at the time of the establishment of the Joint Holding Company, it has been agreed that (i) the total number of directors at the time of the establishment (excluding audit & supervisory board members) will be ten, with Aomori Bank designating six directors (including one outside director) and Michinoku Bank designating four directors (including one outside director), and (ii) the total number of audit & supervisory board members on establishment will be four, with Aomori Bank designating three (including two outside directors) and Michinoku Bank designating one (including one outside director) respectively.

It has been agreed that, with respect to the directors at the time of establishment that each bank is to designate pursuant to the agreement above in (i), one of the Aomori Bank designees will be its president and director Susumu Narita, and one of the Michinoku Bank designees will be its president and director Takayuki Fujisawa and that Mr. Narita will serve as president and representative director, and Mr. Fujisawa will serve as vice-president and representative director. The names of the other directors at the time of the establishment will be decided at the Share Transfer Plan preparation stage as set out above.

(7)	Capital	¥20 billion
(8)	Fiscal year	Year ending March 31
(9)	Net assets (consolidated)	TBD
(10)	Total assets (consolidated)	TBD
(11)	Listing stock exchange	Tokyo Stock Exchange
(12)	Financial auditor	Ernst & Young ShinNihon LLC
(13)	Administrator of shareholder register	Mitsubishi UFJ Trust and Banking Corporation

6.	Overview of Accounting Treatment in Association with the Share Transfer

Accounting treatment in association with the Share Transfer falls under acquisition in accounting standards for business combination and we plan to apply the purchase method. The amount of goodwill (or negative goodwill) generated by the Share Transfer is yet to be determined.

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7.	Future Prospects

The financial projections, etc. for the Joint Holding Company are currently being prepared, and notice will be given once they have been finalized.

8.	Other

The Share Transfer assumes that approval of the Share Transfer Plan and the necessary matters for the Share Transfer can be obtained at Aomori Bank’s extraordinary general meeting of shareholders, that approval of the Share Transfer Plan and the necessary matters for the Share Transfer can be obtained at Michinoku Bank’s extraordinary general meeting of shareholders, general meeting of class shareholders by common shareholders, and general meeting of class shareholders by class A preferred shareholders, that the necessary approval, etc. of the relevant authorities (including approval under the Banking Act and the Special Measure Act) can be obtained, and that the Share Transfer is not suspended pursuant to the provisions of the Share Transfer Plan.

End

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(Reference) Aomori Bank’s forecast of consolidated financial results for the current fiscal year (announced October 7, 2021) and the consolidated financial results for the previous year

(Unit: millions of yen)

Aomori Bank	Ordinary Profit	Profit Attributable to Owners of Parent	Earnings per Share (yen)
Forecast of financial results for the current fiscal year (Year ending March 31, 2022)	4,900	3,400	167.56
Results for the previous fiscal year (Year ended March 31, 2021)	3,665	2,251	110.98

(Reference) Michinoku Bank’s forecast of consolidated financial results for the current fiscal year (announced October 21, 2021) and the consolidated financial results for the previous year

(Unit: millions of yen)

Michinoku Bank	Ordinary Profit	Profit Attributable to Owners of Parent	Earnings per Share (yen)
Forecast of financial results for the current fiscal year (Year ending March 31, 2022)	2,900	2,500	129.08
Results for the previous fiscal year (Year ended March 31, 2021)	2,217	1,942	97.67

Contact Information

The Aomori Bank, Ltd.	General Planning Division	Public Relations Office	TEL: +81(0)17-777-1111

The Michinoku Bank. Ltd.	Management Planning Division	Public Relations Office	TEL: +81(0)17-774-1274

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Exhibit 1: Assumptions, etc. of Daiwa Securities’ Fairness Opinion

When submitting a written opinion to the effect that the share transfer ratio (the “Share Transfer Ratio”) is fair for common shareholders of Aomori Bank from a financial perspective (the “Fairness Opinion”), Daiwa Securities conducted analysis and examination of the Share Transfer Ratio, but in principle used materials and information provided by Aomori Bank and Michinoku Bank, and information generally disclosed to the public, as is in such analysis and examination, assumed that all materials and information used for analysis and examination were accurate and complete, did not independently verify the accuracy or completeness of such materials and information, and does not bear an obligation to do so. Daiwa Securities has assumed that the management of Aomori Bank is not in any way aware of facts which would cause the information provided to Daiwa Securities by each bank or financial or other information that Daiwa Securities discussed with Aomori Bank to be incomplete or misleading. Daiwa Securities has not independently evaluated, appraised, or assessed all of the assets or liabilities (including, without limitation, financial derivative products, off-the-book assets and liabilities, and any other contingent liabilities) of Aomori Bank, Michinoku Bank, and their related companies, including analysis and evaluation of individual assets and liabilities, nor has it retained a third-party agent to conduct evaluation, appraisal, or assessment. With respect to facts regarding Aomori Bank, Michinoku Bank, and their related companies that may have an effect on the opinion stated in the Fairness Opinion (including contingent liabilities and litigation, etc.), Daiwa Securities has assumed that there are no facts that have not been disclosed to it, now or in the future. Daiwa Securities has not conducted any assessment whatsoever regarding the payment capacity or credit standing of Aomori Bank, Michinoku Bank, or their related companies under any applicable laws or regulations regarding bankruptcy, inability to pay debts, or similar matters. Daiwa Securities has not conducted an on-site inspection of any property or facility of Aomori Bank, Michinoku Bank, or their related companies, and does not bear an obligation to do so. Aomori Bank’s legal, accounting, and tax advisors have respectively conducted due diligence on Michinoku Bank regarding the matters, and in the scope, agreed in advance with Aomori Bank, and Daiwa Securities has not independently verified the subject matter or scope of such due diligence, nor does it bear an obligation to do so.

When providing the opinion stated in the Fairness Opinion, Daiwa Securities assumed that the business plans, financial forecasts, and other forward-looking information of Aomori Bank and Michinoku Bank was prepared by the respective management of Aomori Bank and Michinoku Bank based on the best forecasts and judgment at the time, using reasonable and appropriate procedures, and with the consent of Aomori Bank, Daiwa Securities has relied on such information without independently verifying it. Daiwa Securities has assumed that all of the assumptions in the preparation of such business reports and financial forecasts, including Michinoku Bank’s class A preferred stock repayment plan, are accurate and feasible, has not independently verified the accuracy and feasibility thereof, and does not bear an obligation to do so.

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Daiwa Securities has assumed that the Share Transfer Plan without any changes from the draft share transfer plan pertaining to the Share Transfer examined by Daiwa Securities (the “Draft Share Transfer Plan”) that may affect the Share Transfer Ratio will be legally and effectively approved by the general meetings of shareholders of Aomori Bank and Michinoku Bank and that the Business Integration Agreement with substantially the same content as the draft business integration agreement pertaining to the Share Transfer examined by Daiwa Securities (the “Draft Business Integration Agreement”) will be legally and effectively executed between Aomori Bank and Michinoku Bank, that the Share Transfer will be implemented legally and effectively in accordance with the terms and conditions stated in the Share Transfer Plan and the Business Integration Agreement, and that the Share Transfer will be completed in accordance with the terms and conditions of the Share Transfer Plan and the Business Integration Agreement without waiver, revision, or amendment of the material terms and conditions or agreed matters stated in the Share Transfer Plan and the Business Integration Agreement. Daiwa Securities has assumed that the Share Transfer will be executed legally and effectively, that the tax effect of the Share Transfer is achieved without any deviation from the anticipated effect presented by the Banks, that all government, regulatory authority, and other consents or approvals necessary to implement the Share Transfer will be acquired without any prejudice whatsoever to the expected benefits of the Share Transfer, and Daiwa Securities bears no obligation to independently investigate these matters. Aomori Bank has not requested Daiwa Securities to examine the decision making relating to implementation of the Share Transfer or to a carry out a comparative assessment of the Share Transfer and other strategic options, and Daiwa Securities has not conducted such an examination. Daiwa Securities is not a legal, accounting, or tax expert, has not conducted independent analysis or examination of the legality and validity, or the reasonableness of accounting or tax treatment, of any matter relating to the Share Transfer, and bears no obligation to do so.

In addition to fees that have already been received, Daiwa Securities plans to receive fees, including fees conditioned on success of the Share Transfer, from Aomori Bank as consideration for advisory services in relation to this matter. Aomori Bank has agreed to indemnify Daiwa Securities for certain liabilities that Daiwa Securities may incur in connection with the advisory services relating to this matter. Daiwa Securities has been partially involved in the preparation of the Draft Share Transfer Plan and the Draft Business Integration Agreement and other negotiations regarding the Share Transfer, and provided advice, but was not involved in the decision-making process for the Draft Share Transfer Plan and the Draft Business Integration Agreement.

The Daiwa Securities Group that is structured around Daiwa Securities’ parent company, Daiwa Securities Group Inc., conducts investment and financial services business with a focus on securities-related business as its core businesses, and may in the past, currently, or in the future, have provided or provide investment and financial services including securities-related services to Aomori Bank, Michinoku Bank, or their related companies for consideration and may provide the same in the future. Aomori Bank understands that Daiwa Securities or its related companies currently provide or may in the future provide services to Michinoku Bank or its related companies for which fees are paid, in matters other than this transaction, and approves such provision of services in advance without objection. Daiwa Securities and its related companies may trade or hold, on its own account or on customer accounts, financial products, including securities and financial derivative products, of Aomori Bank, Michinoku Bank, or their related companies.

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Daiwa Securities prepared the Fairness Opinion solely for the purpose of provision to the board of directors of Aomori Bank as reference material in order for Aomori Bank to examine the Share Transfer Ratio, at the request of Aomori Bank (the “Fairness Opinion Purpose”). Therefore, Daiwa Securities shall bear no liability whatsoever for any damage that may be incurred due to or in connection with the use of the Fairness Opinion for a purpose other than the Fairness Opinion Purpose. Aomori Bank may not disclose the Fairness Opinion, transmit it to a third party, allow a third party to refer to it, or allow it to be used for a third party (collectively, “Disclosure”), without the prior written consent of Daiwa Securities. Even if Aomori Bank makes Disclosure with the prior consent of Daiwa Securities, Aomori Bank shall bear sole liability, and therefore Daiwa Securities shall bear no liability. Daiwa Securities shall not bear any liability whatsoever to any third party other than Aomori Bank due or in relation to the content of the Fairness Opinion or the Share Transfer. Daiwa Securities’ opinion stated in the Fairness Opinion makes no recommendation to or solicitation of Aomori Bank’s common shareholders whatsoever with respect to the exercise of shareholder rights such as voting rights in relation to the Share Transfer (including dissenting shareholders’ right to demand purchase), sale or purchase of Aomori Bank stock, or any other related matter.

In the Fairness Opinion, Daiwa Securities only states an opinion as to whether the Share Transfer Ratio is fair for Aomori Bank’s shareholders from a financial perspective, and Daiwa Securities was not requested for an opinion, and has not stated an opinion, on whether it is fair for third parties other than Aomori Bank’s shareholders or other matters. In the Fairness Opinion, Daiwa Securities states no opinion with respect to the facts or assumptions that are the basis of the determination of the Share Transfer Ratio, or on Aomori Bank’s decision-making in relation to the Share Transfer. Furthermore, in the Fairness Opinion, Daiwa Securities states no opinion whatsoever regarding the value of the common stock and preferred stock of Aomori Bank, Michinoku Bank, or their related companies traded on or after the date of the Fairness Opinion. Daiwa Securities does not state an opinion with respect to whether the amount or nature of remuneration planned to be received by any officer, director, employee, or similar party associated with the Share Transfer is fair in relation to the Share Transfer Ratio.

Daiwa Securities’ opinion stated in the Fairness Opinion assumes the financial, economic, market, and other conditions as of the date of the Fairness Opinion and relies on information that could be obtained by Daiwa Securities by such date, but because there are restrictions on the materials and information that can be obtained, the materials and information used to examine the Share Transfer Ratio include materials and information from a time other than such date. Daiwa Securities’ opinion stated in the Fairness Opinion may be affected by changes in conditions going forward, but Daiwa Securities bears no obligation whatsoever to revise, amend, renew, supplement, or reconfirm such opinion.

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Exhibit 2: Assumptions, etc. of Mizuho Securities’ Fairness Opinion

On November 11, 2021, Mizuho Securities submitted a written opinion to the effect that the Share Transfer Ratio agreed between Aomori Bank and Michinoku Bank is reasonable for Michinoku Bank’s shareholders from a financial perspective (the “Opinion”). The Opinion is based on the following assumptions.

When expressing its opinion in the Opinion, Mizuho Securities relied on the fact, and assumed, that all publicly disclosed information that was examined by Mizuho Securities and all information provided to Mizuho Securities by each bank, or financial and other information that Mizuho Securities discussed with each bank, that was substantially the basis for the analysis in the Opinion (the “Information”) is accurate and complete. Mizuho Securities has not independently verified the accuracy or completeness of the Information, nor does it bear an obligation for independently verifying it. Therefore, the conclusions expressed in the Opinion may differ in the event that there is a material error in the Information, if there are undisclosed facts or circumstances at the time that the Opinion was delivered, or facts or circumstances arise after the Opinion is delivered (including latent facts at the time that the Opinion was delivered that became apparent thereafter). Mizuho Securities has assumed that the management of Michinoku Bank is not in any way aware of facts which would cause the information provided to Mizuho Securities by each bank or financial or other information that Mizuho Securities discussed with Michinoku Bank to be incomplete or misleading.

The financial forecasts and other forward-looking information (including expected future revenue and expenses, cost reduction outlooks, and the business plans of both banks) received by Mizuho Securities are assumed to have been reasonably prepared and created by the management of each bank based on the best forecasts and judgment currently obtainable regarding the operating results and financial condition of each bank and each bank’s related companies. Mizuho Securities has relied on such financial forecasts and business plans without independently verifying the feasibility thereof and expresses no opinion whatsoever regarding any analysis or forecast referred to in the Opinion, or any assumption based thereon. With respect to the synergies for the Banks from the Share Transfer, Mizuho Securities is not aware of any matter that can be quantitively assessed that may have a material effect on the opinions expressed at the time that the Opinion was submitted, and they are not incorporated in the examination in the Opinion.

When preparing the Opinion, with the consent of Michinoku Bank, Mizuho Securities has used assumptions it believes to be reasonable and appropriate with respect to information requested by Mizuho Securities that was not provided or disclosed by each bank, that was provided or disclosed, but has an undetermined effect on the share value of each bank, or was not able to be used as a basis for assessment by Mizuho Securities even by some other method. The results of assessment may differ if it becomes apparent that such assumptions by Mizuho Securities differ from the facts in a material respect.

Mizuho Securities has assumed that the Share Transfer is a non-taxable transaction for the Banks under Japan’s Corporation Tax Act and that other tax-related matters in relation to the Share Transfer do not affect the Share Transfer Ratio. Without conducting independent verification, Mizuho Securities has assumed that the Share Transfer will be completed in a timely manner, that all material government or regulatory or other authority consents and approvals (irrespective of whether pursuant to laws, regulations, or agreements) necessary to complete the Share Transfer can be obtained without having any adverse effect whatsoever on the Banks or the benefits expected from the Share Transfer, that the content of such consents and approvals has no effect on the Share Transfer Ratio, and that, other than those disclosed by each bank, if either bank has an order, measure, or other disposition issued or imposed by a regulatory or other authority, it currently has no effect, or will have no effect in the future, on each bank’s future results. Mizuho Securities is not a legal, regulatory, or tax expert, and has relied on the assessments conducted by the Banks’ outside experts with respect to such matters.

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Mizuho Securities has not independently assessed or appraised the assets and liabilities (including derivatives transactions, off-the-book assets and liabilities, and other contingent liabilities) or allowances of each bank or their related companies, has not conducted analysis of the reasonableness of the accounting or tax evaluation amount or the appropriateness of accounting treatment or tax treatment, and has not independently had a third party, or requested a third party, to provide any assessment, appraisal, or analysis whatsoever. Mizuho Securities bears no obligation to inspect the property or facilities of each of the banks or their related companies, and has not carried out assessment of the shareholder capital or payment capacity of each bank or their related companies based on laws regarding insolvency, bankruptcy, etc.

Mizuho Securities has assumed that neither bank, nor their related companies, have in the past entered into or will not in the future enter into, any contract, agreement, or other instrument whatsoever that would have a material effect on the Share Transfer Ratio, that they have not made or will not in the future made, a decision to do so, and that that implementing the Share Transfer will not in future constitute a breach of such a material agreement binding upon either bank or their related companies as parties and will not give rise to a right to cancel such material agreement or right to declare default or seek remedy under such agreement. Other than disclosures in the Information, Mizuho Securities has assumed that there are no contingent liabilities relating to litigation, dispute, or the like, or off-the-book liabilities relating to tax or intellectual property rights, etc., all of which involve each bank or their related companies, and that the amount of insurance coverage is sufficient for the business operations relating to the business of each bank.

The Opinion assumes financial, economic, market, and other circumstances that exist and can be assessed as of the date of the Opinion, and relies on information that Mizuho Securities has obtained as of the date of the Opinion. With respect to information that Mizuho Securities has obtained as of the date of the Opinion and facts potentially included in such information, information and facts for which the effect on the share value of each bank is not necessarily apparent as of the date of the Opinion have been excluded from the scope of examination. Mizuho Securities has also assumed that there are no technical innovations or other phenomena that may have a significant effect on the business or financial, etc. outlook currently anticipated by each bank. Therefore, if there is a change in or effect on the facts that are basis of the assumptions of the examination in the Opinion on or after the date of the Opinion, or it becomes apparent that there is an effect on the share value due to the discovery of a potential fact as discussed above, etc., it may have an effect on Mizuho Securities’ opinion. However, Mizuho Securities will bear no responsibility whatsoever to amend, renew, supplement, or reconfirm the Opinion.

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Mizuho Securities plans to receive a fee (including a success fee conditioned on completion of the Share Transfer) as consideration for services as Michinoku Bank’s financial advisor in relation to the Share Transfer. Mizuho Securities and its related companies have in the past received fees from the Banks and their related companies as consideration for the provision of services relating to financial advice and financing, etc. Michinoku Bank agrees to indemnify Mizuho Securities for certain obligations incurred by Mizuho Securities due to its involvement, including those in relation to the submission of the Opinion. In the course of ordinary business or in connection with the Share Transfer, Mizuho Securities and the banks in the Mizuho Financial Group of which Mizuho Securities is a member may underwrite, hold, or sell on their own account or customer accounts all types of financial products, including certain shares, bonds, and other financial instruments issued by either of the Banks or their related companies, and may from time-to-time hold positions in such financial instruments and may carry out derivatives transactions regarding either of the Banks, their related companies, or all types of financial instruments issued by such companies. Mizuho Securities and the banks in the Mizuho Financial Group of which Mizuho Securities is a member may have a loan or other business relationship with either of the Banks or their related companies in the ordinary course of business or in connection with the Share Transfer, and may receive consideration for such acts.

Mizuho Securities, as a Michinoku Bank’s third-party calculation agent, is a calculation agent that is independent from the Banks, and does not fall under the definition of an affiliated party of the Banks. While Mizuho Bank which is a group company of Mizuho Securities is a shareholder of the Banks, Mizuho Securities and Mizuho Bank have established and implemented appropriate compliance systems for controlling conflict of interests such as fire-walls between them in accordance with the applicable laws and regulations under Article 36(2) of the Financial Instruments and Exchange Act (Act No. 25 of 1948, as amended) and Article 70-4 of the Cabinet Office Order on Financial Instruments Business, and Mizuho Securities has conducted calculation of the Share Transfer Ratio from a position independent from Mizuho Bank’s status as a shareholder.

Mizuho Securities was not requested to submit an opinion regarding Michinoku Bank’s management decision-making on which proceeding with, or implementing, the Share Transfer are based, and Mizuho Securities’ opinion does not address such matters in any respect whatsoever. The Share Transfer Ratio was determined through negotiations between the Banks and approved by Michinoku Bank’s board of directors, and Mizuho Securities’ opinion was just one of many factors considered when Michinoku Bank examined the Share Transfer. Therefore, it cannot be viewed as a deciding factor for the board of directors of Michinoku Bank with respect to the Share Transfer and the Share Transfer Ratio. Mizuho Securities was not requested to submit nor express, an opinion regarding transactions other than the Share Transfer or the relative merits of the Share Transfer and other transactions. Mizuho Securities does not bear an obligation to Michinoku Bank or Michinoku Bank’s board of directors to solicit the interest of third parties regarding the Share Transfer, and has not conducted such solicitation.

Mizuho Securities’ opinion is limited to whether the Share Transfer Ratio is reasonable for the common shareholders of Michinoku Bank from a financial perspective as of the date of the Opinion, and does not express an opinion regarding the reasonableness of the Share Transfer Ratio for other classes of security holders, creditors, or other related parties of Michinoku Bank. The Opinion does not express an opinion regarding how common shareholders of Michinoku Bank should exercise their voting rights or otherwise act in relation to the Share Transfer either. Mizuho Securities has not expressed an opinion regarding the various terms and conditions of the Share Transfer (excluding the Share Transfer Ratio), including the form or structure, etc. of the Share Transfer, and has not expressed an opinion regarding the amount or nature of remuneration, or reasonableness of such remuneration, to any director, executive officer, employee, or party equivalent thereto of the Banks, in connection with the Share Transfer.

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